EXHIBIT 99.1

SUPERIOR CONSULTANT REPORTS QUARTERLY PROFIT,
ANTICIPATES EXCEEDING TARGETS FOR 2004

Superior expects continued profitability and growth

Summary for First Quarter 2004

•	First quarter net revenue increased to $24.6 million, compared with $21.9 million in the same quarter last year

•	Earnings per diluted share of $0.02

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA) of $1.8 million

•	Positive cash flow from operations of $2.3 million

•	In final contract negotiations for new multi-year, multi-million dollar, full-service outsourcing contract with a West Coast health system

•	Nearing completion of a previously announced, multi-year outsourcing contract negotiation with a Midwest health system

•	Outsourcing sales prospect pipeline increased to $790 million

•	Total booked revenue backlog as of April 29, 2004 rose to $268 million

SOUTHFIELD, Michigan, April 29, 2004 – Superior Consultant Holdings Corporation (Nasdaq: SUPC) today reported its first quarter 2004 operating results and that it expects to exceed its 2004 targets. For the first quarter of 2004, the company reported net revenue of $24.6 million, compared with $21.9 million in the same quarter a year ago. The company reported positive EBITDA for the quarter of $1.8 million and earnings per diluted share of $0.02, compared with EBITDA of $0.3 million and a net loss of ($0.08) per share in the same quarter last year.

Outsourcing net revenue increased 45.0% over the same quarter in the prior year. Following a competitive bid process, the company has been selected as vendor of choice for a new, multi-year, multi-million dollar outsourcing contract with a West Coast health system; contract negotiations are in the final stages. Superior has reached agreement on all major items in another previously announced multi-year, multi-million dollar outsourcing contract negotiation with a Midwest health system. The combined value of these contracts, if successfully concluded, is approximately $100 million. The company’s outsourcing sales prospect pipeline increased to $790 million.

“The past quarter marks a significant step forward in the plans we announced three years ago to transition to a strong recurring revenue model,” said Chief Executive Officer Richard D. Helppie. “Building upon high client satisfaction and industry recognition as the best value in healthcare information technology, we have seen the results of our investments and corporate focus as we mark our sixth consecutive quarter of in-line performance, a second straight quarter of profitability, and an expectation of further growth in revenue and profitability. Superior’s revenue from long-term, recurring revenue contracts is approaching 50%, and we currently have a backlog of $268 million in sold work. Additionally, we have two multi-year outsourcing agreements in the final stages of negotiations, which we expect will add approximately $100 million to our backlog.”

“Superior increased its revenue over the same quarter last year and achieved additional operating efficiencies,” said Richard R. Sorensen, Chief Financial Officer. “We reported increases in our profit, operating margin and EBITDA, and we ended the quarter with $12.2 million in cash. Uses of cash during the quarter consisted primarily of the purchase of software and equipment related to our outsourcing contracts, debt service associated with our financing arrangements, and stock repurchases. Additionally, in the second quarter we secured commitments for increased financing capacity and expect to further add to our available cash through the sale of under-utilized real estate.”

SG&A in the first quarter improved to 24.1% of net revenue from 26.0% last quarter and 31.1% in the same quarter of 2003. Days Sales Outstanding (DSO) were 49, compared with 46 last quarter and 59 one year ago.

Operating margin improved to 1.8% in the quarter, compared with 1.0% in the prior quarter, excluding restructuring recovery, and (3.7%) in the same quarter of 2003. Gross margin for the quarter was 25.9%, compared with 27.4% in the same quarter one year ago.

“During the quarter, we focused on delivery of our outsourcing and consulting commitments,” said George S. Huntzinger, President and Chief Operating Officer. “Superior’s transformational outsourcing solution has generated high satisfaction among our clients as it continues to propel them toward achievement of their business goals. Supported by world-class infrastructure, our single-source application delivery and process change approach provides clients a faster and more significant return on their information technology investment. Accordingly, during the quarter we continued to focus on development and delivery of best practices solutions. From an economic perspective, the Superior Processing Center has reached a utilization level where it has transitioned from the investment stage to become a contributor to gross margin.”

“In consulting, we gained new clinical transformation and revenue cycle engagements during the quarter, we saw a 77% revenue increase in interim management engagements, and we noted revenue growth in some of our vendor application delivery areas,” Huntzinger continued. “We sold 12 consulting engagements valued in excess of $200,000, and two of our new clients during the quarter awarded us contracts valued in excess of $100,000. Accepted proposals for consulting work totaled $11.5 million for the first quarter, and our pipeline for consulting opportunities increased during the quarter. Thus far in 2004, we have added $33.2 million in consulting sales, including a $12.5 million, multi-year, enterprise-wide electronic medical records and implementation engagement, with physician order entry and decision support, which closed in the second quarter,” Huntzinger concluded.

OUTLOOK

“Dramatic results can be achieved in terms of healthcare quality, operational improvement and cost reduction by applying specific digital technology and process change to the healthcare delivery continuum,” said Helppie. “In recent years, backed by two decades of hands-on industry experience, Superior constructed both a set of solutions to enable healthcare organizations to achieve tangible results and a new business model with greater recurring revenue. As a result, we are seeing more opportunities to make an even bigger impact in the healthcare industry.”

Based on the results for the first quarter, the current sales prospect pipeline, and other factors, Superior anticipates that 2004 results will exceed the previously published guidance. Net revenue is expected to be above the previously announced range of approximately $102 million to $107 million, earnings per basic share is expected to be above the previously announced $0.08 to $0.13, and EBITDA is expected to exceed the previously announced guidance range of $8.0 to $8.5 million.

The revenue forecast is based on revenue recognized in the first quarter, a current booked backlog of $56.7 million for the remainder of the year, and client indications of an additional $10.6 million. As previously announced, the company expects to continue to show quarterly improvement over comparable 2003 quarters throughout the year. The company’s guidance is also predicated on anticipated success in winning and servicing new outsourcing and consulting contracts, achievement of the anticipated revenue mix between outsourcing and consulting, and continued expense controls.

Early in the second quarter, the company received an unsolicited purchase offer for an office building and subsequently reached an agreement for its sale. The transaction is expected to add approximately $1.7 million in cash to the company’s balance sheet. Superior expects that the transaction will result in a non-cash write-down of approximately $450,000 to reflect the difference between the sale price and the net book value of the building, plus approximately $100,000 in commission charges. The write-down is expected to be substantially offset during the year by replacing the building with more efficient facilities.

Superior anticipates continued capital expenditures in connection with the launch and service of outsourcing relationships. The company expects to meet the capital and cash requirements through the associated outsourcing revenue streams, operating cash flow, and financing sources. In April, the company negotiated a larger, more favorable line of credit with Fifth Third Bank. In addition, the company negotiated other credit lines for equipment and software financing.

Helppie concluded, “We remain on a steady course to gain efficiency in our operations, to further develop a compelling transformational outsourcing solution and complementary consulting services, and to build a solid recurring revenue stream. Our success to date is evident in our position as the quality and value leader of healthcare outsourcing and consulting solutions and our strengthening financial performance and profitability. Superior’s extraordinary work force is the key to our past success and our future. Our Superior colleagues look forward to continuing opportunities for growth in 2004 and beyond, as well as additional ways to serve our clients and create value for all of our stakeholders.”

Conference Call Broadcast:

Superior Consultant’s senior executives will discuss the first quarter 2004 results during an investor teleconference scheduled for 11:00 a.m. eastern time on Friday, April 30, 2004. To listen to the broadcast, participants may log onto www.superiorconsultant.com and go to the “Investors” section of the Web site. We suggest you log onto the Web site 10 minutes prior to the conference call to download and install any necessary software.

Conference Call Replay:

An online replay will be available after 2:30 p.m. eastern time on Friday, April 30, 2004, under the “Investors” section of www.superiorconsultant.com.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to: “anticipate,” “believe,” “intends,” “estimates,” “promises,” “expect,” “should,” “conditioned upon” and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market’s acceptance of and demand for the company’s offerings, demands upon and consumption of the company’s cash and cash equivalent resources or changes in the company’s access to working capital, regulatory changes and other factors affecting the financial constraints on the company’s clients, competitive pressures (both domestic and foreign), the ability to successfully manage currency risk, obtain foreign work permits and otherwise successfully execute and manage international contracts, economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company’s reports on file with the Securities and Exchange Commission.

About Superior Consultant Holdings Corporation

Recipient of Frost & Sullivan’s 2003 Best Bang for the Buck Award for providing services and solutions with the highest ratio of value to cost, Superior Consultant is a leading national provider of transformational outsourcing, management and information technology consulting services and solutions to the healthcare industry. Superior specializes in Digital Business Transformation™ services that enable clients to thrive in the information-driven economy, and its transformational outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior’s best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For 20 years, Superior has been recognized as an innovative leader within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of engagements, approximately 150 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on-demand service) or visit the Company’s Web site at http://www.superiorconsultant.com.

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31,	December 31,
	2004	2003
Current assets
Cash and cash equivalents	$12,200	$12,688
Accounts receivable, net	13,341	12,592
Other current assets	3,736	4,000

Total current assets	29,277	29,280
Property and equipment, net	25,319	24,235
Other long-term assets	295	338

Total Assets	$54,891	$53,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to bank	$2,400	$1,900
Other current liabilities	17,093	16,300

Total current liabilities	19,493	18,200
Senior subordinated debentures, net	7,578	7,552
Long-term liabilities	4,640	5,185
Stockholders’ equity	23,180	22,916

Total Liabilities and Stockholders’ Equity	$54,891	$53,853

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Revenue
Consulting
Revenue before reimbursements (net revenue)	$13,169	$13,326	$13,991
Out-of-pocket reimbursements (1)	1,459	1,688	1,773

Total consulting revenue	14,628	15,014	15,764
Outsourcing
Revenue before reimbursements (net revenue)	11,453	11,249	7,900
Out-of-pocket reimbursements (1)	108	164	78

Total outsourcing revenue	11,561	11,413	7,978

Consolidated revenue	26,189	26,427	23,742
Cost of services
Consulting
Cost of services before reimbursements (net cost of services)	8,445	7,874	8,481
Out-of-pocket reimbursements (1)	1,459	1,688	1,773

Total consulting cost of services	9,904	9,562	10,254
Outsourcing
Cost of services before reimbursements (net cost of services)	9,812	10,109	7,403
Out-of-pocket reimbursements (1)	108	164	78

Total outsourcing cost of services	9,920	10,273	7,481

Consolidated cost of services	19,824	19,835	17,735
Gross Profit
Consulting	4,724	5,452	5,510
Outsourcing	1,641	1,140	497

Consolidated gross profit	6,365	6,592	6,007
Selling, general and administrative expenses	5,923	6,390	6,815
Restructuring recovery, net	—	(193)	—

Earnings (loss) from operations	442	395	(808)
Other expense, net	(256)	(288)	(79)

Earnings (loss) before income tax benefit	186	107	(887)
Income tax benefit	—	—	—

Net earnings (loss)	$186	$107	$(887)

Net earnings (loss) per share
Basic	$0.02	$0.01	$(0.08)

Diluted	$0.02	$0.01	$(0.08)

Weighted average number of common shares outstanding
Basic	10,358	10,377	10,765

Diluted	11,686	11,361	10,765

SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
GAAP to Non-GAAP Reconciliations:
Consolidated revenue	$26,189	$26,427	$23,742
Less: Out-of-pocket reimbursements (1)	(1,567)	(1,852)	(1,851)

Net Revenue	$24,622	$24,575	$21,891

Operating expenses
Consolidated cost of services	$19,824	$19,835	$17,735
Selling, general and administrative expenses	5,923	6,390	6,815
Restructuring recovery, net	—	(193)	—

Operating expenses — GAAP	25,747	26,032	24,550
Less: recovery, net	—	193	—
Less: Out-of-pocket reimbursements (1)	(1,567)	(1,852)	(1,851)

Operating expenses, as adjusted	$24,180	$24,373	$22,699

Net earnings (loss)	$186	$107	$(887)
Depreciation and amortization	1,356	1,358	1,081
Interest expense, net	256	340	79
Income tax benefit	—	—	—

EBITDA	$1,798	$1,805	$273

Capital expenditures, net of financing	$2,606	$2,462	$1,683

Gross profit % — Consulting (1)	35.9%	40.9%	39.4%
Gross profit % — Outsourcing (1)	14.3%	10.1%	6.3%
Gross profit % — Consolidated (1)	25.9%	26.8%	27.4%
SGA %	24.1%	26.0%	31.1%
Headcount	592	609	574

(1) In November 2001, the Financial Accounting Standards Board issued Staff Announcement Topic No. D-103, “Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred,” which states that reimbursements received for out-of-pocket expenses should be characterized as revenue in the income statement. The application of Staff Announcement Topic No. D-103 does not have an impact on current or previously reported net earnings (loss) or earnings (loss) per share. We will continue to use net revenue (revenue before out-of-pocket reimbursements) and net cost of services (cost of services before out-of-pocket reimbursements) to compute percentage and margin calculations, as well as for purposes of comparing the results of operations for the quarter ended March 31, 2004, to the quarters ended December 31, 2003, and March 31, 2003.